QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 2.18

Rules

of the

2003 Merant Share Incentive Plan

Adopted by the Board on: February 26, 2003
Adopted by the Trustees on: February 27, 2003
Amended by the Board on: July 22, 2003

Rules of the 2003 Merant Share Incentive Plan ("the Plan")

5	Definitions
In this Plan:
Adoption Date: means the date when the Plan is adopted by the Board and the Trustees;
Approved Options: means an Option granted under the Approved Part of the Plan

Award: means a grant by the Trustees in accordance with this Plan of (a) the right to require the Trustees to transfer Shares to the grantee for no consideration upon exercise of such right or (b) Shares or a beneficial interest in Shares for no consideration
Board: means the board of directors of the Company;
Code: means the United States Internal Revenue Code of 1986 (as amended);
The Company: means Merant PLC incorporated in England with number 1709998;
Control: has the same meaning as in section 840 of the UK Income and Corporation Taxes Act 1988;
Date of Grant: means in relation to any Award or Option, the date on which such Award or Option is granted in accordance with Rule 9;
Director: means a director of the Company;
Eligible Person: means an employee of a member of the Group but shall not include a Director;
Group: means the Company and every other company of which the Company has direct or indirect Control;
Incentive Stock Option: means an Option which qualifies as an incentive stock option within the meaning of Section 422 of the Code;
ISO Group: means the Company and any other Company which is a Parent Corporation or Subsidiary Corporation of the Company;
Option: means a right granted by the Trustees in accordance with this Plan to acquire Shares from the Trustees;

Parent Corporation: means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time in question, each of the corporations other than the Company owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;
Shares: means fully paid ordinary shares in the capital of the Company;

Subsidiary Corporation: means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time in question, each of the corporations other than the last corporation in the unbroken chain owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;
Trust: the Merant Employee Benefit Trust 2003;
Trustees: the trustees for the time being of the Trust or of any other trust created by the Company which constitutes an employees' share scheme;

10% Shareholder: means a person who owns shares representing more than 10% of the total combined voting power of all classes of shares in any company which is a member of the ISO Group at the Date of Grant of an Option;

fair market value: means the average of the middle market quotations of a Share as derived from the Daily Official List of The London Stock Exchange on the three business days immediately preceding the Date of Grant.
6	Grant Of Awards or Options
6.1	The Trustees may grant Awards or Options to Eligible Persons under the Plan during the periods permitted in accordance with rule 9.
6.2
Subject to the Rules, the Eligible Persons to whom Awards or Options are granted and the terms of such Awards or Options shall be determined by the Trustees in their absolute discretion, provided that prior to such grant the Trustees shall consider the recommendations of the Remuneration Committee of the Board.
6.3
An Award or Option shall be granted by the Trustees passing a resolution granting the Award or Option. The Date of Grant shall be the date on which the Trustees pass the resolution. As soon as reasonably practicable following the grant of the Award or Option, the Trustees shall execute as a deed a certificate in respect of the Award or Option ("Certificate") and send it to the grantee.
6.4	A Certificate shall state:
6.4.1	the Date of Grant;
6.4.2	the maximum number of Shares subject to the Award or Option;
6.4.3	the Exercise Price, if any;
6.4.4	in the case of an Option, whether it is an Incentive Stock Option or an Approved Option or neither of those;
6.4.5
in the case of an Option or an Award which requires to be exercised, the date or dates on which the Award or Option will ordinarily become exercisable, and the number of Shares in respect of which it may then be exercised;
6.4.6	in the case of an Award which does not require to be exercised, the date or dates on which the Award will vest, and the number of Shares in respect of which it vests;
and shall state, or have attached to it in the form of a schedule, the Performance Target and any further conditions, including vesting conditions, applicable to the Award or Option.
Subject thereto, a Certificate shall be in such form as the Trustees may determine from time to time taking into account the recommendations of the Remuneration Committee of the Board.
6.5	Awards and Options may only be granted to an Eligible Person.
7	Non-transferability of Awards and Options

Awards and Options shall be personal to the person to whom they are granted and shall lapse forthwith if they are purportedly transferred (otherwise than to personal representatives upon death) assigned, mortgaged, charged or otherwise alienated or if that person is adjudicated bankrupt or does or suffers any other act or thing whereby he or she would or might be deprived of the legal or beneficial ownership of the Awards or Options.

8	Number of Shares available under the Plan
8.1	The total number of Shares in respect of which Awards or Options may be granted in accordance with this Plan shall be limited to the lower of:—
8.1.1	the number of Shares held for the purpose by the Trustees in the Trust; and
8.1.2	20 million Shares.
8.2
For the avoidance of doubt, where Awards or Options under this Plan lapse or cease to be exercisable the Shares under such Options or Awards may be the subject of new grants of Awards or Options under this Plan.
9	Maximum number of Shares in respect of which Awards or Options may be granted to any person in any financial year

Prior to the grant of an Award or Option to an Eligible Person, the Remuneration Committee of the Board may from time to time determine and notify to the Trustees a maximum aggregate number of Shares which may be subject to an Award or Option granted under this Plan to any Eligible Person during any financial year of the Company, such number to be determined taking account of market practice.
10	Further restrictions on the grant of Incentive Stock Options
10.1	Incentive Stock Options may only be granted to employees (as that term is used in Section 422 of the Code) of any company which is a member of the ISO Group at the Date of Grant;
10.2
The aggregate fair market value (determined as of the Date of Grant) of Shares in respect of which Incentive Stock Options are exercisable for the first time by an employee during any calendar year pursuant to this Plan (and under any other plan permitting the granting of Incentive Stock Options which might be established by any company in the ISO Group) may not exceed US$100,000. If the fair market value of shares on the Date of Grant in respect of which Incentive Stock Options are exercisable for the first time by an employee during any calendar year exceeds US$100,000, then the Options for the first US$100,000 worth of Shares to become exercisable in such calendar year will be Incentive Stock Options and the Options for the amount in excess of US$100,000 that become exercisable in that calendar year will not be Incentive Stock Options.
11	Payment for grant of Awards or Options
No payment shall be required for the grant of an Award or Option.
12	Exercise Price
12.1	Subject to Rule 8.2, the exercise price payable for any Share to be acquired upon the exercise of any Option shall be such price as the Trustee shall determine (which may include a price of nil).
12.2	In the case of an Incentive Stock Option granted to a 10% Shareholder, the exercise price shall be not less than 110% of the fair market value of a Share on the Date of Grant.
12.3	In the case of an Award there shall be no exercise price.
13	Times at which Awards or Options may be granted
13.1	Awards or Options may only be granted during any of the following periods:
13.1.1
within the period of 42 days immediately following the date of the preliminary announcement of the Company's final results, or the announcement of the Company's interim results, to the Company Announcements Office of the London Stock Exchange; or

13.1.2
to any person who commences employment with a member of the Group for the first time, within the period of 45 days immediately thereafter (provided that in respect of employees covered by the Company's code relating to dealings in the Company's shares such date does not fall during the period of two months prior to the announcement of results or, if shorter, the period from the relevant financial period end up to and including the time of the announcement).
13.2
The Trustees may grant Awards or Options outside the periods specified in this Plan in circumstances which the Trustees in their absolute discretion deem sufficiently exceptional to justify the grant of Options at that time.
14	Performance Targets
14.1
The exercise or vesting of any Award or Option may by its terms be conditional upon, and/or the number of Shares which may be acquired on exercise of an Award or Option or transferred on the vesting of an Award may be determined by, the attainment of one or more objective performance targets ("Performance Target"). The terms of each Performance Target shall themselves be determined by the Trustees in their discretion having considered the recommendations of the Remuneration Committee of the Board and shall be specified to the relevant Eligible Person when he or she is notified of the grant of the Award or Option. The Trustees may specify that the Performance Target shall be disapplied, altered or deemed to be satisfied if Rules 11.2 or 14 apply.
14.2
Where an issue or reorganisation by the Company or any member of the Group (including, without limitation, any issue of shares or securities or any reduction of capital or sub-division or consolidation of shares) or any other event or circumstance (including a change in accounting policies or practice or a change in the length of the Company's accounting period) causes the Trustees (having consulted the Remuneration Committee of the Board) reasonably to consider that a different performance target would be a more appropriate measure of performance and that the different Performance Target will be a fairer measure of such performance or that any amended performance target will provide a more effective incentive to the holders of Options, the Trustees may determine that a new Performance Target shall be substituted for the existing Performance Target applicable to such Award or Option.
14.3
Where the Trustees have imposed a Performance Target under Rule 10.1 upon the grant of an Award or Option, that Award or Option may not be exercised or vest except in accordance with or to the extent permitted by any such Performance Target, as from time to time varied in accordance with Rule 10.2.
15	Exercise Period and Lapse of Awards
15.1
No Award or Option shall be capable of being exercised or vesting later than 10 years after the Date of Grant, or in the case of an Incentive Stock Option granted to a 10% Shareholder, 5 years after the Date of Grant.

15.2	Exercise of an Option or of an Award which requires to be exercised shall always be subject to the following additional provisions:
15.2.1
if the grantee ceases to be employed by any member of the Group for any reason except the grantee's death or disability (whether such disability is temporary or permanent, partial or total, as determined by the Trustees), then the grantee may exercise his or her Award(s) or Option(s) only to the extent that such Award(s) or Option(s) would have been exercisable upon the effective date of such termination. The grantee may exercise them no later than three months after the effective date of such termination (or such longer or shorter time period as may be specified in the Certificate or determined by the Trustee upon the recommendation of the Company), but in any event, no later than the expiration date of the relevant Award or Option; and
15.2.2
if the grantee ceases to be employed by any member of the Group because of the grantee's death or disability (or the grantee dies within three months of termination for any reason other than death or disability) then the grantee's Award(s) or Option(s) may be exercised only to the extent that such Award(s) or Option(s) would have been exercisable by the grantee on the effective date of such termination and must be exercised by the grantee (or the grantee's legal representative or authorised assignee) no later than 12 months after the effective date of such termination (or such longer or shorter time period as may be specified in the Certificate), but in any event no later than the expiration date of the relevant Award or Option.
15.3	An Award which does not require to be exercised shall lapse to the extent the Award is not vested on the date the grantee ceases to be employed by any member of the Group for any reason.
15.4	Awards or Options shall become exercisable or vest at such times and in such increments as shall be determined by the Trustees.
16	Annual Report
The Company shall provide to each person who shall hold one or more Awards or Options a copy of the annual report of the Company as soon as reasonably practicable after it is released by the Company.
17	Variation in share capital
17.1
In the event of any increase in the number of Shares issued by way of capitalisation or rights issue or open offer, or any sub-division, consolidation or reduction of any other variation of share capital the Trustees will make the appropriate adjustment to:—
17.1.1	the number of Shares which are subject to any Award or Option; and/or
17.1.2	the exercise price payable for each Share under any Option, and/or
17.1.3	the number of shares available for issuance hereunder as set forth in Section 4.
17.2	Written notice of any adjustment shall be given to any person granted an Option who is affected thereby.

18	Winding-up of the Company and change of control
18.1
Notwithstanding Rule 11 above, it shall be a term and condition of any Option or any Award which requires to be exercised that in the event of notice being given to shareholders of a resolution for the winding-up of the Company, the Option or Award shall be capable of exercise within the period of six months commencing on the date of such notice and the Option or Award shall lapse at the end of such period or on the winding up of the Company, if earlier. Notwithstanding Rule 11 above, it shall be a term and condition of any Award which does not require to be exercised that in the event of the winding-up of the Company before the Award has vested, the unvested portion of the Award shall lapse upon the winding up of the Company.
18.2
If the Company is succeeded by a successor corporation, or if any person ("the Offeror") obtains Control of the Company, then the Trustees may substitute equivalent awards or options or provide substantially similar consideration to grantees as was provided to shareholders (after taking into account the existing provisions of the Awards or Options). If the Trustees do not substitute awards or options, such Awards or Options shall accelerate and become exercisable or vest in full on such conditions and during such period or at such time as the Trustees shall determine prior to such succession or change of control. Any Awards which require to be exercised and any Options not so replaced or exercised during such period shall lapse and cease to be exercisable at the end of such period. Any Awards which do not require to be exercised which are not so replaced or vested at such time shall lapse immediately thereafter.
19	Alteration of the Plan
19.1	Subject to Rule 15.2 below, the Board may with the consent of the Trustees at any time alter or add to all or any of the provisions of the Plan in any respect;
19.2	No alterations or additions shall be made to an outstanding Award or Option to the disadvantage of the holder thereof without the prior written consent of such holder.
20	TAX
20.1
If a grantee's employer is obliged under any applicable law to withhold an amount in respect of tax, social security or any like sum or to account for such an amount to any governmental or other authority in respect of the exercise of an Option or Award by the grantee or the transfer of Shares pursuant to an Award, then:—
20.1.1
it shall be a condition of exercise or transfer that the grantee put the employer in funds to account for such tax to such governmental or other authority or otherwise enters into such arrangements with his employer as are satisfactory to the employer with regard to the obligation to withhold or account; or
20.1.2
the grantee shall authorise the Trustees, the Company or his employer to arrange for the sale of such number of Shares subject to the Award or the Option as are necessary to realise funds to pay the amount to be withheld and/or accounted for and transfer the balance to the grantee.
20.2
When the Trustees grant an Option or an Award (to which section 4 (4) (a) of the Social Security Contributions and Benefits Act 1992 may apply), they may direct that the grantee will be required at or before the time of exercise of the Option or Award to enter into an agreement with his employer to allow his employer to recover the employer's National Insurance/social security contribution liability relating to the exercise of the Option or to enter into a joint election with his employer that the employer's National Insurance/social security contribution liability shall be transferred to the grantee.

21	Administration and Interpretation of the Plan

The Plan shall be administered by the Trustees. Subject to the general purposes, terms and conditions of the Plan, the Trustees shall have full power to implement and carry out the Plan. Any determination made by the Trustees shall be made in their sole discretion on the Date of Grant or, unless in contravention of any express term of the Plan, at any later time, and such determination shall be final and binding on the members of the Group and on all persons having an interest in any Award or Option under the Plan.
22	Duration of the Plan
An Award or an Option may not be granted:
22.1	earlier than the Adoption Date; nor
22.2	later than the tenth anniversary of the Adoption Date.

APPROVED PART
NB: This Part governs the grant of Options which are approved by the Inland Revenue.
23		In this Part the term "Approved Option" shall mean a right to acquire Shares from the Trustees granted under this Part. No Awards may be granted under this Part.
24		An Approved Option shall be governed by the Rules of the Plan subject to the following modifications:-
24.1		There shall be a definition of Act which shall read as follows:-
"Act: means the Income Tax (Earnings and Pensions) Act 2003;"
24.2		The definition of Adoption Date shall be amended to read:-
"Adoption Date: means the later of the date when the Plan is adopted by the Board and the Trustees and the date upon which the Approved Part of the Plan receives formal Inland Revenue approval;"
24.3		There shall be a definition of Associated Company which shall read as follows:-
"Associated Company: has the same meaning as in paragraph 35 of Schedule 4;"
24.4		The following words shall be added to the end of the definition of Eligible Person:—
"who is not an Excluded Person;"
24.5		There shall be a definition of Excluded Person which shall read as follows:—

"Excluded Person: means a person who has a material interest in the Company which makes him ineligible to participate in the Plan by reason of paragraph 9 of Schedule 4. For this purpose material interest has the same meaning as in Part 3 of Schedule 4;;"
24.6		There shall be a definition of Schedule 4 which shall read as follows:—
"Schedule 4: means Schedule 4 to the Act;"
24.7		The definition of Shares shall be amended to read:—
"Shares: means fully paid ordinary shares in the capital of the Company which comply with the provisions of paragraphs 16 to 20 of Schedule 4;"
24.8		Rule 5 shall be amended by designating the existing provision as Rule 5.1 and adding a new sub-rule which shall be designated as Rule 5.2 and shall read as follows:—
	"5.2	An Approved Option granted to an Eligible Person shall be limited and take effect so that the aggregate of:—
	5.2.1	the fair market value of the Shares to be subject to the Approved Option; and
5.2.2
the fair market value of all shares comprised in subsisting options granted to the Eligible Person pursuant to the Plan or any other option scheme (other than a savings related share option scheme) approved under Schedule 4 which is established by the Company or any Associated Company shall not exceed the limit referred to in paragraph 6(1) of Schedule 4."
24.9		Rule 6 shall not apply to Approved Options.

24.10	Rule 8.1 shall be amended to read as follows:—
	"8.1	Subject to Rule 8.2, the exercise price payable for any Share to be acquired upon the exercise of any Option shall not be less than the fair market value of a Share on the Date of Grant."
24.11	Any amended performance target imposed pursuant to Rule 10.2 may not be more difficult to achieve than the original Performance Target was considered to be at the time when it was imposed.
24.12	Any determination by the Trustees under Rule 11.4 may only be made at the Date of Grant.
24.13	A new rule shall be added to Rule 11 which shall be designated Rule 11.5 and shall read as follows:—
	"11.5	An Approved Option shall not be capable of being exercised if at the date of exercise the grantee is an Excluded Person."
24.14	A new rule should be added to Rule 11 which shall be designated Rule 11.6 and shall read as follows:—
"11.6
Subject to such consents of any competent authority under the regulations or enactments for the time being in force as may be necessary and subject to compliance by the grantee with the terms of the Option, the Trustees will not later than 30 days after receiving notice of exercise of the Option transfer to the grantee the number of Shares specified in the notice at the Exercise Price (as adjusted in accordance with the provisions of the Plan) and will deliver to the grantee evidence of title to such Shares. For these purposes transfer to a grantee includes transfer to a nominee for the grantee provided that the grantee acquires the beneficial ownership of the Shares transferred."
24.15	A new rule shall be added to Rule 11 which shall be designated Rule 11.7 and shall read as follows:—
"11.7
Shares transferred on the exercise of any option [shall rank pari passu in all respects and as one class with the Shares in issue at the date of transfer and shall rank] in full for all dividends, the record date of which falls on or after the date of exercise of the Option but shall not rank for any dividend the record date of which precedes the date of exercise of the Option."
24.16		Rule 14.2 shall not apply to an Approved Option but instead the following provisions shall apply:—
	"14.2A	Change of Control
	14.2A.1	If any company (hereinafter called the "Acquiring Company") shall:—
		14.2A1.1	obtain Control of the Company as a result of making:—
(a)
a general offer to acquire the whole of the issued share capital of the Company which offer is made on a condition that if the condition is satisfied the Acquiring Company will have control of the Company; or
(b) a general offer to acquire all shares of the Company which are of the same class as the Shares; or

	14.2A.1.2	obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under Section 425 of the Companies Act 1985; or
	14.2A.1.3	become bound or entitled to acquire shares in the Company under Sections 428 to 430F of the Companies Act 1985 any grantee may at any time within the appropriate period (as defined in Rule 14.2A.2 below) by agreement with the Acquiring Company release his Option under the Plan ("the Old Option") in consideration of the grant to him of an option ("the New Option") which is equivalent (as defined in Rule 14.2A.3 below) to the Old Option but relates to shares in a company other than the Company (being either the Acquiring Company or some other company within the provisions of sub-paragraphs (b) or (c) of paragraph 16 of Schedule 4).
14.2A.2	For the purposes of Rule 14.2A.1 above the appropriate period means:—
14.2A.2.1
In a case falling within Rule 14.2A.1.1 a period of six months beginning with the time when the Acquiring Company has obtained control of the Company and (if applicable) any condition subject to which the Offer is made is satisfied;
	14.2A.2.2	In a case falling within Rule 14.2A.1.2 the period of six months beginning with the time when the court sanctions the compromise or arrangement; and
	14.2A2.3	In a case falling within Rule 14.2A.1.3 the period during which the Acquiring Company remains bound or entitled as mentioned in that Rule.
14.2A.3
For the purposes of Rule 14.2A.1 above the New Option shall be equivalent to the Old Option if the requirements of paragraphs 27(4)(a) to (d) inclusive of Schedule 4 are met. The New Option shall, for all other purposes of the Scheme, be treated as having been acquired at the same time as the Old Option.
14.2A.4
With effect from the date on which a Participant releases the Old Option in consideration of the grant to him of the New Option Rules 1, 3, 10 to 15 inclusive and 17 shall in relation to the New Option be construed for the purposes of that New Option as if references directly or indirectly to "the Company" and to "Shares" were references to the Acquiring Company and to shares in the Acquiring Company or as the case may be the other company falling within sub-paragraphs (b) or (c) of paragraph 16 of Schedule 4.
14.2A.5
If, in accordance with this Rule 14.2A, an Old Option is released and a New Option granted, the New Option shall not be exercisable under the Rules by virtue of the event by reason of which the New Option was granted.
14.2A.6
If the provisions of 14.2A.1 apply but for any reason there is no agreement between the grantee and the Acquiring Company for the grantee to release his Option for a New Option then the grantee may exercise his Option during the appropriate period as defined in Rule 14.2A.2. Such exercise may relate to all the Shares remaining subject to the Option."

24.17	A new rule shall be added to Rule 13 which shall be designated Rule 13.3 and shall read as follows

"No adjustment to the number of Shares comprised in an Option or the exercise price payable for each Share under Option shall be made pursuant to any of the provisions contained in this Rule until the Board of Inland Revenue have approved such variation."
24.18	A new rule shall be added to Rule 15 which shall be designated Rule 15.3 and shall read as follows:-
"15.3
no amendment to a key feature of the Approved Part made while the Approved Part continues to have the approval of the Board of Inland Revenue shall be effective until approved by the Board of Inland Revenue. Key feature has the same meaning as in paragraph 30(4) of Schedule 4."
24.19	Rule 16.1 shall not apply under the Approved Part. Instead the following provisions shall apply:—
"If an Employee Tax Liability for any member of the Group arises on the exercise of the Option then unless:—
	a	the grantee has indicated in the notice of exercise that he or she will make a payment to the member of the Group of an amount equal to the Employee Tax Liability; and
	b	the grantee does, within seven days of being notified by the Company of the amount of the Employee Tax Liability, make such payment to the member of the Group;

the Trustees shall sell sufficient Shares on behalf of the grantee and arrange payment to the member of the Group of an amount equal to the Employee Tax Liability out of the proceeds of sale to reimburse the member of the Group.

An Employee Tax Liability for a member of the Group shall only arise for purposes of this rule following the exercise of an Option, if the member of the Group is obliged to (or would suffer a disadvantage if it were not to) account for any tax and/or for any primary social security contributions recoverable from the grantee for which the grantee is liable by virtue of the exercise of the Option."

QuickLinks

  EXHIBIT 2.18